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EXHIBIT 21


               SUBSIDIARIES OF EXECUTONE INFORMATION SYSTEMS, INC.

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

                                     JURISDICTION OF      %
NAME                                 INCORPORATION      OWNERSHIP        BUSINESS
Unistar Gaming Corporation              Delaware          100%          Holding Company

UniStar Entertainment, Inc.             Idaho             100%        Lottery Management


All listed subsidiaries do business only under their corporate names listed above. Certain inactive and immaterial subsidiaries, which if considered in the aggregate as a single subsidiary would not constitute a "significant subsidiary" as defined in Rule 1-02(w) of the Commission, as of December 31, 1997, are not listed.


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